EXHIBIT I

                            UNITED STATES OF AMERICA
                                   Before the
                       SECURITIES AND EXCHANGE COMMISSION
                                    under the
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


(Release No. __-_______; __-________)                    ______________, 2003

____________________________________
In the Matter of                    )
Dynegy Inc.                         )
1000 Louisiana                      )
Suite 5800                          )
Houston, Texas  77002               )
____________________________________)

     NOTICE IS HEREBY GIVEN that Dynegy Inc. ("Dynegy"), 1000 Louisiana, Suite 5800, Houston, Texas 77002, an Illinois corporation, has filed with this Commission an Application pursuant to Section 2(a)(8) of the Public Utility Holding Company Act of 1935 (the "Act"). Dynegy requests an order of the Commission declaring that it is not a subsidiary company of ChevronTexaco Corporation ("ChevronTexaco"), a Delaware corporation, under the Act as the result of the February 2000 merger (the "Transaction") of Dynegy with Illinova Corporation ("Illinova"), an Illinois corporation and a public-utility holding company exempt from registration under Section 3(a)(1) of the Act and the parent company of Illinois Power Company ("Illinois Power"), a public-utility company that provides electric and gas service in Illinois.

     Dynegy provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the State of Illinois. Dynegy is the parent company of Illinova, which is in turn the parent company of Illinois Power.

     ChevronTexaco owns 100% of Chevron U.S.A. Inc. ("Chevron USA"), a Pennsylvania corporation that conducts operations worldwide through its various divisions. ChevronTexaco, through Chevron USA, owns: (i) the outstanding Class B shares of Dynegy's common stock (the "Class B Shares"), which constitute approximately 26% of Dynegy's total outstanding voting shares, and (ii) $1.5 billion aggregate principal amount of Dynegy's Series B convertible preferred stock (the "Series B Preferred Shares"), which do not carry voting rights.

     In February 2000, Dynegy acquired Illinova and its wholly-owned subsidiary, Illinois Power. Dynegy has filed an exemption statement on Form U-3A-2, pursuant to which it and its subsidiary companies are exempt from registration pursuant to Rule 2 and under Section 3(a)(1) of the Act. By order dated December 27, 1999 (the "1999 Order"),



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the Commission  authorized the acquisition by ChevronTexaco of voting securities of Illinova and Illinois Power. The 1999 Order reserved jurisdiction over the request of ChevronTexaco and its wholly-owned subsidiary, Chevron USA for an order of exemption under Section 3(a)(3) of the Act. On June 27, 2003, ChevronTexaco and Chevron USA (collectively, as appropriate, "ChevronTexaco")
submitted   Amendment   No.  5  to   their   application   (the   "ChevronTexaco
Application"), in which ChevronTexaco requested the Commission to release jurisdiction over the proposed request and to grant an exemption under Section 3(a)(3) of the Act.

     Section 2(a)(8) of the Act defines a "subsidiary company" as any company of which 10% or more of the outstanding voting securities is owned by a holding company, unless the Commission declares the company not to be a subsidiary of such holding company or a holding company, or any person determined by the Commission to exercise such "controlling influence" over the management or policies of a public-utility company or a holding company as to make it necessary in the public interest for such person to be subject to the Act.

     Dynegy and its subsidiaries are not controlled by ChevronTexaco within the meaning of Section 2(a)(8) of the Act. ChevronTexaco's minority interest in Dynegy does not confer the type of voting control the Commission has equated to the ability to exercise a "controlling influence" over public-utility company operations so as to warrant regulation of Dynegy as a "subsidiary company" of ChevronTexaco under the Act. ChevronTexaco's limited rights regarding Dynegy reflect only legitimate and reasonable protections of a minority shareholder to prevent fundamental corporate changes in the company in which ChevronTexaco had a pre-existing, strategic investment. Accordingly, Dynegy requests the Commission to find that, under Section 2(a)(8), Dynegy is not a "subsidiary company" within the meaning of the Act.

     The Application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by _________, 2003 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on Dynegy at the address specified above. Proof of service (by affidavit or, in case of attorney at law, by certificate) should be filed with the request. Any request for a hearing must identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application, as filed or as it may be amended, may be granted and/or permitted to become effective.

     For the Commission, by the Division of Investment Management pursuant to delegated authority.

                                             Jonathan  G. Katz
                                             Secretary